UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

HEALTHCARE REALTY TRUST INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
POST-EMPLOYMENT COMPENSATION
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
GENERAL INFORMATION

3310 WEST END AVENUE
SUITE 700
NASHVILLE, TENNESSEE 37203

March 30, 2011

TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2011 annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held on May 17, 2011, at 10:00 a.m. (local time) at the Company’s executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.

Please read the enclosed 2010 Annual Report to Shareholders and Proxy Statement for the 2011 annual meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy, which is being solicited by the Board of Directors, as soon as possible so that your vote will be recorded. If you attend the meeting, you may withdraw your proxy and vote your shares personally.

Sincerely,

David R. Emery
Chairman and Chief Executive Officer

IMPORTANT

COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY
AND RETURN IT PROMPTLY.

3310 WEST END AVENUE
SUITE 700
NASHVILLE, TENNESSEE 37203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 17, 2011

TO OUR SHAREHOLDERS:

The annual meeting of shareholders of Healthcare Realty Trust Incorporated (the “Company”) will be held on Tuesday, May 17, 2011, at 10:00 a.m. (local time) at 3310 West End Avenue, Suite 700, Nashville, Tennessee, for the following purposes:

(1)	To elect three nominees as Class 3 directors for three-year terms;

(2)	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company’s 2011 fiscal year;

(3)	To vote to approve, on a non-binding advisory basis, a resolution approving the Company’s compensation of its executive officers as disclosed pursuant to Item 402 of Regulation S-K;

(4)	To vote to approve, on a non-binding advisory basis, the frequency of a non-binding advisory vote on executive compensation; and

(5)	To transact any other business that properly comes before the meeting or any adjournment thereof.

Holders of the Company’s Common Stock of record at the close of business on March 17, 2011 are entitled to vote at the meeting or at any adjournment of the meeting.

By order of the Board of Directors

David R. Emery
Chairman and Chief Executive Officer

Dated: March 30, 2011

IMPORTANT

TO ASSURE THE PRESENCE OF A QUORUM, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR BY PROXY, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

3310 WEST END AVENUE
SUITE 700
NASHVILLE, TENNESSEE 37203

PROXY STATEMENT

This Proxy Statement contains information related to the annual meeting of shareholders of Healthcare Realty Trust Incorporated (the “Company”) to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 17, 2011, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being mailed or given to shareholders on or about March 30, 2011.

If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder, and if no instructions are given, it will be voted (a) FOR the election as directors of the nominees described in this Proxy Statement, (b) FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries, (c) FOR the resolution approving the compensation of the Company’s named executive officers on a non-binding advisory basis, (d) FOR a triennial vote on executive compensation, and (e) FOR the recommendation of the Board of Directors on any other proposal that may properly come before the meeting. Pursuant to the rules of the New York Stock Exchange (“NYSE”), if a shareholder holds shares through an account with a bank, broker or other nominee and does not provide voting instructions in accordance with this Proxy Statement, such shares may not be voted by the nominee for the above items (a), (c), (d) and (e), in each case resulting in a broker non-vote. The Company’s Board of Directors selected the persons named as proxies in the enclosed proxy.

Shareholders who sign proxies have the right to revoke them at any time before they are voted by written request to the Company, and the giving of the proxy will not affect the right of a shareholder to attend the meeting and vote in person. If you wish to attend the meeting and need directions to 3310 West End Avenue, Suite 700, Nashville, Tennessee, please contact the Company at (615) 269-8175.

The close of business on March 17, 2011 has been fixed as the record date for the determination of shareholders entitled to vote at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the close of business on such date, the Company had 150,000,000 authorized shares of common stock, $0.01 par value (the “Common Stock”), of which 69,240,671 shares were outstanding and entitled to vote. The Common Stock is the Company’s only outstanding class of voting stock.

Each share of Common Stock will have one vote on each matter to be voted upon at the meeting.

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes having three-year terms that expire in successive years. The current three-year term of the Class 3 directors expires at the 2011 annual meeting. The Board of Directors proposes that the nominees described below, all of whom have been nominated by the Board of Directors upon the recommendation of the Company’s Corporate Governance Committee, be elected as Class 3 directors to serve until the annual meeting of shareholders in 2014 or until their successors have been elected and take office. Each nominee has consented to be a candidate and to serve, if elected.

According to Maryland law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company’s articles of incorporation do not provide for cumulative voting and, accordingly, each shareholder may cast one vote per share of Common Stock for each nominee.

Unless a proxy specifies otherwise or, with respect to shares held by a broker, results in a broker non-vote because of the failure to execute or return the proxy with instructions, the persons named in the proxy will vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors upon the recommendation of the Corporate Governance Committee of the Board.

Qualifications of Directors and Nominees to be Directors

As described in the table below, the Board of Directors is comprised of individuals from differing backgrounds and experiences. The Company believes that each of its directors possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experiences that each has obtained from their respective professional backgrounds, as set forth individually in the table below, have qualified them to serve on the Board of Directors. The Company also believes that the Board members work together well and utilize individual strengths and skills to effectively carry out the Board’s duties.

Class 3 Nominees

The nominees for election as Class 3 directors are:

			Director
Name	Age	Principal Occupation, Directorships and Qualifications	Since

David R. Emery	66	Mr. Emery serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. His understanding of the business of the Company and his leadership role since founding the Company in 1993 have enabled him to provide unique insight and leadership to the Board. His significant equity stake in the Company has also further aligned the Board with shareholder interests.	1993

Batey M. Gresham, Jr.	76	Mr. Gresham, retired, founded Gresham, Smith & Partners, an architectural firm based in Nashville, Tennessee. His experience in design, management and healthcare delivery has contributed to the Board’s understanding of facility development and hospital dynamics.	1993

Dan S. Wilford	70	Mr. Wilford retired in November 2002 as President and Chief Executive Officer of Memorial Hermann Healthcare System, a major hospital system in Houston, Texas. He serves as a director of LHC Group, Inc., a home healthcare provider headquartered in Lafayette, Louisiana. His experience gained from these roles and others has added value to the Board’s corporate governance oversight and added to its understanding of the healthcare industry and matters affecting the Company’s tenants and healthcare system sponsors.	2002

The Board of Directors recommends that the shareholders vote FOR the election of all of the proposed nominees to the Board of Directors.

Continuing Directors

The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated or until their successors are elected and take office. Shareholders are not voting on the election of the Class 1 and Class 2 directors.

Class 1 — 2012

			Director
Name	Age	Principal Occupation, Directorships and Qualifications	Since

Errol L. Biggs, Ph.D.	70	Dr. Biggs is Director of Graduate Programs in Health Administration at the University of Colorado. He also serves as President of Biggs & Associates, a healthcare consulting company located in Castle Rock, Colorado. Dr. Biggs’ experience has added to the Board’s knowledge of best practices in corporate governance, particularly in the healthcare industry. Additionally, his experience with healthcare consulting has provided the Board with insight regarding matters affecting the Company’s tenants and healthcare system sponsors.	1993

Charles Raymond Fernandez, M.D.	67	Dr. Fernandez retired in August 2008 as Chief Executive Officer of the Piedmont Clinic in Atlanta, Georgia. As a medical doctor, Dr. Fernandez’s experience provides the Board with insight regarding matters of importance to the Company’s physician tenants. His experience in managing a large clinic of doctors provides particularly valuable insight regarding physician perspectives and hospital relationships.	1993

Bruce D. Sullivan, CPA.	70	Mr. Sullivan retired in October 2001 as managing partner of the Nashville office of Ernst & Young LLP. Mr. Sullivan is a certified public accountant and also serves as a director of several small private companies and not-for-profit organizations. Mr. Sullivan’s financial expertise has added strength to the Board as an audit committee financial expert. Additionally, the experience he gained in public accounting has added depth of knowledge to the Board regarding matters of finance, accounting and risk oversight.	2004

Class 2 — 2013

			Director
Name	Age	Principal Occupation, Directorships and Qualifications	Since

Edwin B. Morris III	71	Mr. Morris is Managing Director for Morris & Morse Company, Inc., a real estate advisory and investment firm in Boston, Massachusetts. Mr. Morris’ experience in real estate financing and investment is valued for the Board’s evaluation and oversight of the Company’s investment opportunities and strategies.	1993

John Knox Singleton	62	Mr. Singleton is President and Chief Executive Officer of Inova Health Systems headquartered in Falls Church, Virginia. He also serves as a director of Washington Mutual Investors Fund, JP Morgan Value Opportunities Fund and Virginia Tax Exempt Fund, each a mutual fund located in Washington, D.C. The experience Mr. Singleton has gained in these roles has enabled him to provide the Board with insight regarding the business of large not-for-profit health systems, as well as general compensation practices and governance matters.	1993

Roger O. West	66
Mr. West served as the Company’s general counsel from 1994 until 2003. From 2003 until 2008, he served as the Company’s special counsel. From 1999 until 2006, Mr. West served as a director of 3333 Holding Corp., a NYSE company traded in tandem with Centex, Inc. and that served as the corporate general partner of Centex Development Company. Mr. West, a licensed attorney and certified public accountant, enhances the Board’s understanding of corporate law and accounting and his experience as an executive officer of the Company brings to the Board institutional knowledge regarding the Company’s long-held investments and tenant and sponsor relationships.
			2010

Except as indicated, each of the nominees and continuing directors has had the principal occupation indicated for more than five years.

CORPORATE GOVERNANCE

Leadership Structure

Since the Company’s inception, Mr. Emery has served as the Chairman of the Board of Directors and the Company’s Chief Executive Officer. The Board of Directors believes that this structure is appropriate given Mr. Emery’s performance since founding the Company. The Board of Directors believes that, in its particular circumstances, a unified Chairman and Chief Executive Officer position provides clarity of leadership and operating efficiencies derived from Mr. Emery’s familiarity with the industry and business. Further, his management experience in working closely with the Company’s officers increases the Board’s effectiveness in its role of monitoring the management of the Company. In addition, Mr. Emery’s significant ownership percentage of the Company further aligns the Board’s interest with that of the shareholders.

Lead Independent Director; Non-Management Executive Sessions; Communicating with the Board

Periodically, and no less frequently than quarterly, the independent directors meet in executive session. The non-management directors have appointed Edwin B. Morris III as lead director to preside over the non-management executive sessions. During 2010, the non-management directors held four executive sessions. Shareholders interested in communicating with the non-management directors as a group may do so by contacting Mr. Morris in writing c/o Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. Shareholders interested in communicating directly with the full Board of Directors or any individual director may do so by writing to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary. The Secretary of the Company will review all such correspondence and will regularly forward to the Board copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention.

Committee Membership

The Board of Directors has an Executive Committee, Corporate Governance Committee, Audit Committee, and Compensation Committee. The Board of Directors has adopted written charters for each committee, except for the Executive Committee. The committee charters are posted on the Company’s website (www.healthcarerealty.com) under the “Investor Relations” section and are available in print to any shareholder who requests a copy.

All committee members are non-employee, independent directors, except David R. Emery, the Chairman of the Board and Chief Executive Officer of the Company. The following table sets forth the current members of the committees:

Corporate
Name	Executive	Governance	Audit	Compensation

Errol L. Biggs, Ph.D.		X	X
David R. Emery	(X)
Charles Raymond Fernandez, M.D.				X
Batey M. Gresham, Jr.			X
Edwin B. Morris III				(X)
John Knox Singleton	X			X
Bruce D. Sullivan			(X)
Dan S. Wilford	X	(X)
Roger O. West(1)

( )	Chairman, and in the case of the Audit Committee, an audit committee financial expert.

(1)	Mr. West does not currently serve on a committee because he does not qualify as an independent director under NYSE rules as a result of his past employment with the Company. Mr. West’s employment with the Company ceased in November 2008 and the Board expects that he will qualify as an independent director in November 2011, at which time he will be assigned to one or more of the Board’s committees.

Committee Duties

Executive Committee	No meetings in 2010

•	Acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company, except those matters that cannot by law be delegated by the Board.

Corporate Governance Committee	Four meetings in 2010

•	Reviews and implements the Corporate Governance Committee charter and reports to the Board.

•	Develops and implements policies and practices relating to corporate governance.

•	Monitors implementation of the Company’s Corporate Governance Principles.

•	Develops criteria for selection of members of the Board.

•	Seeks individuals qualified to become Board members for recommendation to the Board.

•	Evaluates the independence and performance of individual directors.

Audit Committee	Five meetings in 2010

•	Reviews and implements the Audit Committee charter and reports to the Board.

•	Selects the Company’s independent registered public accounting firm (whose duty it is to audit the financial statements and internal control over financial reporting of the Company and its subsidiaries for the fiscal year in which it is appointed) and has the sole authority and responsibility to pre-approve all audit and audit-related fees and terms, as well as all significant permitted non-audit services by the Company’s independent registered public accounting firm.

•	Meets with the independent registered public accounting firm and management of the Company to review and discuss the scope of the audit and all significant matters related to the audit.

•	Reviews the adequacy and effectiveness of the Company’s internal control over financial reporting with management, the internal audit function, and the independent registered public accounting firm.

•	Reviews the financial statements and discusses them with management and the independent registered public accounting firm.

•	Reviews and discusses policies with respect to the Company’s major financial risk exposure.

•	Reviews and discusses with management the information contained in the Company’s Form 10-Ks, Form 10-Qs, earnings press releases, and financial information provided to analysts and rating agencies.

Compensation Committee	Five meetings in 2010

•	Reviews and implements the Compensation Committee charter and reports to the Board.

•	Annually discusses and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and key employees.

•	Establishes a general compensation policy and approves salaries paid to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table that appears under the section entitled “EXECUTIVE COMPENSATION” in this Proxy Statement (the “Named Executive Officers”) and fees paid to directors.

•	Administers the Company’s stock plans, retirement plans (other than the Company’s 401(k) plan) and employee stock purchase plans. Determines, subject to the provisions of the Company’s plans, the directors, officers and employees of the Company eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

•	Gives consideration to the development and succession of the Company’s Named Executive Officers and considers potential successors to the Chief Executive Officer.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all officers, directors, and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. The Code of Ethics is posted on the Company’s website (www.healthcarerealty.com) under the “Investor Relations” section and is available in print free of charge to any shareholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to: Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Investor Relations. The Company intends to satisfy the disclosure requirement regarding any amendment to or a waiver of, a provision of the Code of Ethics for the

Company’s principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions by posting such information on its website.

Meeting Attendance

The Board of Directors held a total of six meetings in 2010. Each director attended at least 75% of the meetings of the Board and committees of the Board on which such director served. The Company has not adopted a formal policy regarding director attendance at annual meetings of shareholders, but encourages each member of the Board of Directors to attend. Three members of the Board attended the 2010 annual meeting of shareholders.

Director Education

The Corporate Governance Committee has adopted a set of guidelines that encourages all directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board of Directors. Each director is requested to attend at least one director education program during his or her three-year term as director. The Company pays for each director’s expenses incurred to attend director education programs.

Risk Oversight

The Board of Directors is responsible for overseeing the Company’s enterprise risk management as part of determining a business strategy designed to provide long-term value to the Company’s shareholders. The Board of Directors oversees and monitors the Company’s exposure to risk through various means, including specific communications with management. Board deliberations involving strategy and operational initiatives are integrated with reviews of risk exposure to the Company. In addition to reviewing significant transactions, whether capital raises or investments, for consistency with the Company’s risk profile, the Board annually reviews risks affecting the Company as part of management’s review of appropriate risk factor disclosures. The Board regularly communicates with members of the management team, including officers responsible for identifying potential investments and bringing those investments to fruition, either through acquisition or development. The Board also discusses with management on a semi-annual basis, the Company’s internal forecast, including discussions regarding the Company’s acquisition and development pipeline. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring, reviewing and discussing the Company’s enterprise level risks and financial risk exposures. The Audit Committee considers enterprise level risks and financial risks and discusses with management those risks and the measures taken by the management team to mitigate such risks. The Company believes that these interactions between the Board and the management team regarding risk exposures and mitigation strengthen and focus the combined efforts of management and the Board on developing strategies that contain risk and enhance long-term shareholder value.

Independence of Directors

The Board of Directors has adopted a set of Corporate Governance Principles (the “Principles”), addressing, among other things, standards for evaluating the independence of the Company’s directors. The full text of the Principles can be found on the Company’s website (www.healthcarerealty.com) under the “Investor Relations” section. A copy may also be obtained upon request from the Company’s Secretary.

Pursuant to the Principles, the Board undertook its annual review of director independence in February 2011. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and equity investors. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that a director is independent.

To aid in making its annual review of director independence, the Board has adopted categorical standards for determining independence. A director is independent unless:

•	The director is or has been an employee of the Company within the past three years or has an immediate family member that is or has been an executive officer of the Company within the past three years;

•	The director, or his or her immediate family member, has received more than $120,000 within any of the past three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(A) The director, or his or her immediate family member, is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the Company’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director, or his or her immediate family member, was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	The director, or his or her immediate family member, has been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee within the past three years;

•	The director is a current employee, or has an immediate family member that is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such company’s consolidated gross revenues within the past three years; or

•	The director has any other material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the standards adopted pursuant to the Principles with the exception of David R. Emery and Roger O. West. The Board expects that Mr. West will qualify as an independent director in November 2011, which will be three years following termination of his employment with the Company.

Director Nominee Evaluation Process

The Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. As part of its duties, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. A copy of the Corporate Governance Committee’s charter can be found in the Corporate Governance section of the Company’s website (www.healthcarerealty.com) under the “Investor Relations” section.

Once the Corporate Governance Committee has identified a prospective nominee, the Committee reviews the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	Whether the prospective nominee would meet the Company’s criteria for independence as required by the New York Stock Exchange;

•	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Principles; and

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Committee has no specific policy regarding director diversity. In connection with this evaluation, the Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines whether to nominate such persons after considering the recommendation and report of the Committee.

Shareholder Recommendation or Nomination of Director Candidates

The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise. The Corporate Governance Committee has not specifically adopted a policy regarding the consideration of shareholder nominees for directors, but its general policy is to welcome and consider any recommendations for future nominees. The Corporate Governance Committee will consider for nomination as director of the Company any director candidate recommended or nominated by shareholders in accordance with the process outlined below.

Shareholders wishing to recommend candidates for consideration by the Corporate Governance Committee may do so by providing the candidate’s name, qualifications and other pertinent information in writing to the Corporate Governance Committee, c/o Secretary, Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.

Such information should include:

•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

•	A representation that the shareholder is a holder of record or a beneficial holder of stock of the Company entitled to vote at the meeting (including the number of shares the shareholder owns and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of all relationships, arrangements, and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•	Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director of the Company if so elected, with such written consent attached thereto.

The bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors subject to the following notice requirements. This is the procedure to be followed for direct nominations, as opposed to recommendation of nominees for consideration by the Corporate Governance Committee. To be timely for the 2012 annual meeting, such notice must be received by the Company at its executive offices no earlier than November 1, 2011 nor later than December 1, 2011.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 31, 2011, the beneficial ownership of the Company’s equity securities as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Accordingly, all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. As of January 31, 2011, 67,205,129 shares of the Company’s common stock were outstanding.

	Common	Percent of
	Shares	Common Shares
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned

David R. Emery	1,048,803(1)(2)	1.56%
Scott W. Holmes	148,235(3)	*
John M. Bryant, Jr.	68,656(4)	*
B. Douglas Whitman, II	40,193(5)	*
Todd J. Meredith	12,100(6)	*
Errol L. Biggs, Ph.D.	17,631(7)	*
Charles Raymond Fernandez, M.D.	18,779(8)	*
Batey M. Gresham, Jr.	9,772(8)	*
Edwin B. Morris III	17,908(7)	*
John Knox Singleton	53,548(8)(9)	*
Bruce D. Sullivan	19,234(10)(11)	*
Roger O. West	43,069(12)(13)	*
Dan S. Wilford	21,763(8)(14)	*

All executive officers, directors and nominees to be director as a group (13 persons)	1,519,691	2.26%

Morgan Stanley	7,314,325(15)	10.9%
The Vanguard Group, Inc.	6,571,510(16)	10.2%
FMR LLC	6,508,915(17)	10.1%
Blackrock, Inc.	6,010,497(18)	9.3%
T. Rowe Price Associates, Inc.	3,521,880(19)	5.4%
Vanguard Specialized Funds — Vanguard REIT Index Fund	3,365,086(20)	5.2%

*	Less than 1%

(1)	Includes 166,652 shares owned by the Emery Family Limited Partnership and 1,448 shares owned by the Emery Family 1993 Irrevocable Trust. Mr. Emery is a limited partner of the partnership and a beneficiary of the trust, but has no voting or investment power with respect to the shares owned by such partnership or trust.

(2)	Includes 879,958 shares of stock granted pursuant to the Company’s 2007 Employees Stock Incentive Plan and its predecessor plans, of which 838,886 are shares of restricted stock.

(3)	Includes 145,925 shares of stock granted pursuant to the Company’s 2007 Employees Stock Incentive Plan and its predecessor plans, of which 144,904 are shares of restricted stock.

(4)	Includes 67,802 shares of stock granted pursuant to the Company’s 2007 Employees Stock Incentive Plan and its predecessor plans, of which 67,279 are shares of restricted stock.

(5)	Includes 38,022 shares of restricted stock granted pursuant to the Company’s 2007 Employees Stock Incentive Plan and its predecessor plans.

(6)	Includes 12,100 shares of restricted stock granted pursuant to the Company’s 2007 Employees Stock Incentive Plan and its predecessor plans.

(7)	Includes an aggregate of 13,760 shares of restricted stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors and 2007 Employees Stock Incentive Plan.

(8)	Includes an aggregate of 9,760 shares of restricted stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors and 2007 Employees Stock Incentive Plan.

(9)	Includes 3,067 shares held in trust by Mr. Singleton for the benefit of his minor children, 14,532 shares owned by Mr. Singleton’s wife, 10,000 shares held by Mr. Singleton in a living trust, and 2,506 shares owned in an IRA.

(10)	Includes an aggregate of 11,760 shares of restricted stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors and 2007 Employees Stock Incentive Plan.

(11)	Includes 2,235 shares owned by Mr. Sullivan’s wife.

(12)	Includes 39,895 shares held by a family limited partnership, of which Mr. West is the general partner.

(13)	Includes an aggregate of 3,174 shares of restricted stock granted pursuant to the Company’s 2007 Employees Stock Incentive Plan.

(14)	Includes 3,122 shares held in trust.

(15)	Information is based on a Schedule 13G filed on February 10, 2011 by The Vanguard Group, Inc., an investment firm located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. reported that it possesses the sole power to vote 98,813 shares and to dispose of 6,472,697 shares of the Company’s Common Stock.

(16)	Information is based on a Schedule 13G filed on March 4, 2011 by Morgan Stanley, an investment firm, located at 1585 Broadway, New York, New York 10036. Morgan Stanley reported that it possesses the sole power to vote 5,867,479 shares and sole power to dispose of 7,314,325 shares of the Company’s Common Stock. The shares of the Company’s Common Stock reported for Morgan Stanley include 7,287,660 shares beneficially owned by Morgan Stanley Investment Management Inc., which reports that it possesses the sole power to vote 5,840,814 shares and sole power to dispose of 7,287,660 shares of the Company’s Common Stock.

(17)	Information is based on a Schedule 13G filed on February 14, 2011 by FMR LLC, an investment firm located at 82 Devonshire Street, Boston, Massachusetts 02109. FMR LLC reported that it possesses the sole power to vote 3,684,815 shares and sole power to dispose of 6,508,915 shares of the Company’s Common Stock.

(18)	Information is based on a Schedule 13G filed on February 4, 2011 by Blackrock, Inc., an investment firm located at 40 East 52nd Street, New York, New York 10022. Blackrock, Inc. reports that it possesses the sole power to vote and dispose of 6,010,497 shares of the Company’s Common Stock.

(19)	Information is based on a Schedule 13G filed on February 9, 2011 by T. Rowe Price Associates, Inc., an investment firm located at 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as an investment advisor with power to direct investments and/or sole power to vote the securities. T. Rowe Price Associates, Inc. reported that it possesses the sole power to vote 835,700 shares and to dispose of 3,521,880 shares of the Company’s Common Stock. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, it expressly disclaims that it is, in fact, the beneficial owner of such securities.

(20)	Information is based on a Schedule 13G filed on February 9, 2011 by Vanguard Specialized Funds — Vanguard REIT Index Fund, an investment firm located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard Specialized Funds — Vanguard REIT Index Fund reported that it possesses the sole power to vote 3,365,086 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2010.

During 2010, based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year have been timely filed, except that: (i) Mr. Wilford acquired 745 shares of the Company’s Common Stock on January 28, 2010 and inadvertently reported the acquisition late on February 2, 2010; and (ii) Mr. Gresham sold 2,425 shares of the Company’s Common Stock on May 24, 2010 and inadvertently reported the sale late on May 27, 2010.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP, Certified Public Accountants, as the Company’s independent registered public accounting firm for the fiscal year 2011. Representatives of this firm are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2011. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review. Abstentions and broker non-votes as to this proposal will have no effect on the outcome of the vote.

Audit and Non-Audit Fees

The following tables present fees for professional audit services rendered by BDO USA, LLP, the Company’s independent registered public accounting firm, for the last two years.

	2010	2009

Audit fees(1)	$793,528	$708,867
Audit-related fees(2)	0	2,910
Tax fees	0	0
All other fees	0	0

Total	$793,528	$711,777

(1)	Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting of $580,917 and $614,865, respectively, for 2010 and 2009, and fees in connection with the Company’s equity and debt offerings in 2010 and 2009 of $212,611 and $94,002, respectively.

(2)	Fees for services performed related to SEC comment letters received by the Company in 2009 pertaining to its periodic filings.

All services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO USA, LLP was compatible with the maintenance of such accounting firm’s independence in the conduct of its auditing functions.

For the purpose of insuring the continued independence of BDO USA, LLP, the Company determined that its independent registered public accounting firm will not provide consulting services to the Company. Additionally, the charter of the Audit Committee provides that the Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm. Proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

The Board recommends that the shareholders vote FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange. Audit Committee members may serve on the audit committees of no more than three public companies.

Pursuant to the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, the Company must disclose which members, if any, of the Audit Committee are “audit committee financial experts” (as defined in the SEC’s rules). The Company’s Board of Directors has determined that Bruce D. Sullivan, the chairman of the Audit Committee, meets the criteria to be an “audit committee financial expert.”

The Company’s management has primary responsibility for preparing the Company’s Consolidated Financial Statements and implementing internal controls over financial reporting. The Company’s 2010 independent registered public accounting firm, BDO USA, LLP, is responsible for expressing an opinion on the Company’s Consolidated Financial Statements and on the effectiveness of its internal control over financial reporting.

The role and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website.

As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the Consolidated Financial Statements and the reporting process. The Company’s independent registered public accounting firm, or “independent accountant,” is responsible for performing an audit of the Company’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) and expressing an opinion on the conformity of the Consolidated Financial Statements to accounting principles generally accepted in the United States of America and on the effectiveness of internal control over financial reporting. Internal audit is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

To fulfill its responsibilities, the Audit Committee has met and held discussions with management and the Company’s independent accountants concerning the Consolidated Financial Statements for the fiscal year ended December 31, 2010 and the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the Consolidated Financial Statements with management and the independent accountants. The Audit Committee discussed with the independent accountants all communications required by generally accepted auditing standards.

In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Audit Committee discussed with internal audit the Company’s internal controls and reporting procedures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Based on the Audit Committee’s review of the audited Consolidated Financial Statements and discussions with management and BDO USA, LLP, as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited Consolidated Financial Statements for the fiscal year ended

December 31, 2010 be included in the Company’s Annual Report on Form 10-K and that the Form 10-K be filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Bruce D. Sullivan (Chairman)
Errol L. Biggs, Ph.D.
Batey M. Gresham, Jr.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company’s shareholders to vote to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As discussed in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement beginning on page 17, the Company’s executive compensation programs for its Named Executive Officers are designed to link compensation to the Company’s overall performance. The Compensation Committee believes that a number of performance criteria factor into the Company’s overall performance, including:

•	occupancy rates of the Company’s real estate properties;

•	net operating income improvement from period to period of the Company’s managed real estate portfolio;

•	asset management; and

•	performance of new investments.

The Company believes that its executive compensation programs have been effective at promoting the achievement of the long-term positive results in its performance criteria, appropriately aligning pay and performance and enabling the Company to attract and retain very talented executives within its industry. Demonstrating further alignment of the interests of the Named Executive Officers with that of the Company’s shareholders, 32% of total direct compensation for Named Executive Officers in 2010 was paid in the form of restricted stock having cliff vesting periods of either five or eight years.

The Company is asking its shareholders to indicate their support for the Named Executive Officer compensation described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the shareholders the opportunity to express views on the Company’s executive compensation for its Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the policies and procedures described in this Proxy Statement. Accordingly, the Company asks its shareholders to vote “FOR” the following resolution:

RESOLVED, that the shareholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders.

Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, the Company will carefully review the results of the vote. The Compensation Committee will also carefully consider the shareholders’ concerns when designing future executive compensation programs.

The Board recommends that the shareholders vote FOR the resolution approving the compensation of the Company’s Named Executive Officers.

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON
EXECUTIVE COMPENSATION

The Dodd-Frank Act requires the Company to include, at least once every six years, an advisory vote regarding the frequency of the non-binding advisory vote on executive compensation. In casting their advisory vote, shareholders may choose among four options: (1) an annual vote, (2) a vote every two years (biennial), (3) a vote every three years (triennial) or (4) to abstain from voting.

The Board believes that a triennial vote is most appropriate for the Company because a three-year period is more closely aligned with the long-term view that the Compensation Committee takes with respect to the more significant components of the Named Executive Officers’ compensation, such as setting base compensation once every three years and granting restricted stock with long vesting periods. The triennial approach would allow shareholders the opportunity to evaluate the effectiveness of these programs over the time frames that they are intended to generate performance.

Like the advisory vote on executive compensation, the advisory vote on the frequency of such vote is non-binding on the Compensation Committee and the Board. Although the vote is non-binding, the Company’s Board and the Compensation Committee will review the voting results and will respect the expressed desire of the majority of the Company’s shareholders by implementing the option, if any, that receives a majority of votes cast. Abstentions and broker non-votes are disregarded. A majority requires that one option receive more votes than the other two options taken together. If no option receives the majority of votes cast, the Board will select the triennial option to be in effect until the next vote on the frequency of the vote on executive compensation.

The Board recommends that shareholders vote for a TRIENNIAL vote on executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, which is composed entirely of non-employee, independent directors, administers the Company’s executive compensation programs. In performing its duties, the Compensation Committee:

•	Reviews and implements the Compensation Committee charter and reports to the Board.

•	Annually discusses and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and key employees.

•	Establishes a general compensation policy and approves salaries paid to the Chief Executive Officer and the other Named Executive Officers and fees paid to directors. The Named Executive Officers are the Company’s only executive officers.

•	Administers the Company’s stock plans, retirement plans (other than the Company’s 401(k) plan) and employee stock purchase plans.

•	Determines, subject to the provisions of the Company’s plans, the directors, officers and employees of the Company eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

•	Gives consideration to the development and succession of the Company’s Named Executive Officers and considers potential successors to the Company’s Chief Executive Officer.

2010 Compensation Performance Overview

Despite continued turmoil in the commercial banking sector, the impact of a severe and long-lasting recession, and the uncertainty in the healthcare and tax regulatory environment, in 2010 the Company managed to acquire quality assets, begin construction on new on-campus facilities, increase rental rates, reduce rent-related receivables, reduce general and administrative expenses, and strengthen its balance sheet. The Compensation Committee believes that the Company’s compensation program is adequately compensating the Named Executive Officers and continues to provide the proper level of motivation, retention, and alignment with shareholder interests to foster continued performance and creation of long-term shareholder value.

Comprehensive Compensation Policy

The Compensation Committee believes that the compensation of the Company’s officers, including the Named Executive Officers, should provide a competitive level of total compensation necessary to attract and retain talented and experienced officers, and motivate them to contribute to the Company’s success. To date, the Compensation Committee believes that this approach has been successful in retaining officers.

The Company’s compensation program for its Named Executive Officers consists of the following three key elements:

•	short-term compensation consisting of annual base salaries competitive with that paid to officers in comparable positions at comparable real estate companies;

•	long-term equity-based compensation in the form of restricted stock based on the Company’s performance and elective deferral of cash compensation; and

•	certain perquisites designed to improve the performance of the Named Executive Officers.

The Compensation Committee believes that a number of performance criteria factor into the Company’s overall corporate success, including:

•	occupancy rates of the Company’s real estate properties;

•	net operating income improvement from period to period of the Company’s managed real estate portfolio;

•	asset management; and

•	performance of new investments.

The Company’s long-term incentive compensation program is designed to link compensation to the Company’s overall performance in the above criteria. Since inception, the Company has used restricted stock grants as the primary means of delivering long-term incentive compensation to its officers. These grants of restricted stock have been subject to cliff vesting periods of five years or longer. Prior to vesting, the restricted stock grants are subject to forfeiture, as described on pages 30 to 32 of this Proxy Statement. As such, the Company’s officers essentially have to earn this equity compensation twice: first through their efforts to help the Company meet the initial performance criteria necessary for a grant of restricted stock to be made; and second through continued service through the vesting period. The Compensation Committee believes that this arrangement fosters a focus on long-term performance by the Company’s officers. Demonstrating further alignment of the interests of the Named Executive Officers with that of the Company’s shareholders, 32% of the aggregate total direct compensation for Named Executive Officers in 2010 was paid in the form of restricted stock having cliff vesting periods of either five or eight years.

Officers share in the Company’s success through increasing stock ownership. The Company does not utilize stock options or similar rights in the compensation of its management group (the only Company stock options outstanding are in connection with employee elections to purchase shares under the Company’s 2000 Employee Stock Purchase Plan). The program does not consider individual performance in setting compensation, although the Compensation Committee could choose to reward outstanding individual performances. Awards under the Company’s incentive plans have reflected the Company’s emphasis on managing a mature portfolio by providing incentives to all of its officers who will direct their individual and collective efforts toward insuring the continued distribution of dividends to shareholders.

The Compensation Committee believes that there are no material differences in the compensation policies and decisions relating to the compensation of the Named Executive Officers, except that Mr. Emery participates in the Company’s Executive Retirement Plan and the other Named Executive Officers do not participate. The Executive Retirement Plan is discussed in greater detail on page 30 of this Proxy Statement. The Executive Retirement Plan was established early in the Company’s existence for the benefit of the founding officers. The Compensation Committee believes that this distinction is appropriate given the founder status of Mr. Emery.

Compensation Methodology

Compensation Committee’s Governance.  The Compensation Committee approves salaries and makes other compensation decisions for the Company’s Named Executive Officers and its directors. Salaries and other compensation decisions for all other officers and employees are made by management within the parameters of the Company’s compensation policies and plans.

The Compensation Committee meets at least four times a year in conjunction with the quarterly meetings of the full Board of Directors and more often if necessary. Prior to each regular meeting, members of the Company’s management send materials to each of the Compensation Committee members, including minutes of the previous meeting, an agenda and recommendations for the upcoming meeting, and other materials relevant to the agenda items. Officers of the Company attend the Compensation Committee meetings as requested by the committee. These officers provide information and discuss performance measures with the Compensation Committee relating to officer compensation. After every quarterly meeting, the Compensation Committee holds an executive session consisting only of the committee members and also frequently meets with the Chief Executive Officer outside the presence of other officers.

Management utilizes comprehensive executive compensation worksheets (commonly referred to as “tally sheets”) that set forth the Company’s total compensation obligations to its Named Executive Officers under various scenarios. The tally sheets for each Named Executive Officer are distributed to the members of the Compensation Committee for discussion and are used in the preparation of the compensation tables in this Proxy Statement. The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of the Named Executive Officers, including information about wealth accumulation.

The Compensation Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any Named Executive Officer. The Compensation Committee annually reviews all of the perquisites paid to the Named Executive Officers, as well as their compliance with the Company’s policies regarding perquisites.

Compensation Consultant.   Upon  the  recommendation  of  management,  the Compensation Committee retains Ernst & Young LLP, Atlanta, Georgia (“Ernst & Young”) as a compensation consultant to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. The Compensation Committee’s policy is to meet annually with the compensation consultant to discuss executive compensation trends. The consultant also provides, at the Compensation Committee’s request, a market survey containing data on the levels of compensation at comparable real estate companies. The consultant may also attend Compensation Committee meetings at the Committee’s request. Ernst & Young participated by telephone in one of the Compensation Committee’s five meetings in 2010, during which it provided a review of recent trends and developments in compensation practices within the Company’s industry and in general. During 2009, the Compensation Committee engaged Ernst & Young to perform a market survey of named executive officer compensation. In connection with this survey, Ernst & Young provided the following consulting services:

•	a review of the competitiveness of the compensation amounts currently offered by the Company to its officers, including an examination of base salary, annual and long-term incentives;

•	a review of the financial efficiency and alignment with business strategy of the Company’s executive compensation programs, including an examination of the Company’s dilution profile (shares reserved for issuance, annual share usage, etc.) versus peers and executive beneficial ownership versus peers; and

•	observations regarding the potential alignment of the Company’s executive compensation practices with the Company’s overall business strategy and the evolving executive compensation landscape.

In performing its services, Ernst & Young interacted collaboratively with the Compensation Committee and the Company’s Named Executive Officers. Ernst & Young performed its services as follows:

•	It collected data from management regarding the Company’s organizational structure, position descriptions, compensation arrangements for the key employees, and analyzed retirement plan documents and financial/operating data.

•	It constructed a custom peer group of 17 publicly-traded real estate companies. These companies were believed by management and the Compensation Committee to be comparable to the Company in terms of industry focus, revenue size and/or market value. The 17 companies in the 2009 peer group were:

Alexandria Real Estate Equities, Inc.	LTC Properties, Inc.
BioMed Realty Trust, Inc.	Medical Properties Trust, Inc.
Cogdell Spencer Inc	National Retail Properties, Inc.
Cousins Properties Incorporated	Nationwide Health Properties, Inc.
First Potomac Realty Trust	Omega Healthcare Investors, Inc.
HCP, Inc.	Parkway Properties, Inc.
Health Care REIT, Inc.	Ventas, Inc.
Highwoods Properties, Inc.	Washington Real Estate Investment Trust
Investors Real Estate Trust

•	It reviewed each of the peer group companies’ executive compensation programs, practices and amounts, including levels of total direct compensation (base salary plus annual incentives plus long-term incentives) for the named executive officers of such peer companies and the levels of shares reserved for executive compensation plans, annual share usage, beneficial ownership and type of equity programs employed.

•	It concluded that the Company’s compensation of its Named Executive Officers generally trailed the median compensation levels of the peer group and reported its findings and observations to the Compensation Committee.

The Compensation Committee used the findings of the market survey as a guide in setting Named Executive Officer compensation for 2010 and 2011 and will use the findings of the market survey when setting Named Executive Officer compensation for 2012.

Ernst & Young received an aggregate of $23,596 in compensation for its services in 2010.

Components of Compensation

Annual Base Compensation.  Annual base compensation is determined by a market-based formula based upon the total cash compensation (including bonuses) paid by comparable companies for similar positions. In December 2009, based on the findings of Ernst & Young in its market survey, the Compensation Committee determined annual base compensation for its Named Executive Officers for 2010 at approximately the median (50th percentile) total cash compensation (including annual incentive bonuses) of comparable positions in the Ernst & Young peer group survey. For the Named Executive Officers other than Mr. Emery, fifty percent of the difference between the annual base compensation for 2011 and base compensation for 2009 will be paid in cash and the remaining fifty percent of the difference will be paid in the form of a restricted stock grant (i.e., stock granted in lieu of cash salary). The portion of annual base compensation that is paid to Named Executive Officers in the form of restricted stock is amortized over the shorter of the vesting period or the period preceding the date the officer is eligible to retire, which minimizes the impact of compensation increases to the Company in the current periods. For 2011, the base compensation of the Company’s Named Executive Officers has been set as follows:

	2011 Base Compensation
		# of	$ Value
		Shares of	of
		Restricted	Restricted
Named Executive Officer	Cash(1)	Stock(2)	Stock	Total

David R. Emery	$1,359,600	0	$0	$1,359,600
Chairman of the Board and Chief Executive Officer
Scott W. Holmes	$635,033	947	$20,000	$655,033
Executive Vice President and Chief Financial Officer
John M. Bryant, Jr.	$572,515	2,705	$57,086	$629,600
Executive Vice President and General Counsel
B. Douglas Whitman, II	$513,891	2,336	$49,309	$563,200
Executive Vice President — Corporate Finance
Todd J. Meredith(3)	$470,330	2,345	$49,500	$519,830
Executive Vice President — Investments

(1)	Not adjusted for elective deferrals.

(2)	These shares of restricted stock are subject to a five-year cliff vesting period.

(3)	Mr. Meredith was named an executive officer in February 2011.

Bonuses.  While the Company has not typically awarded cash bonuses to Named Executive Officers, it may do so at the Compensation Committee’s discretion. The Compensation Committee believes that annual cash bonuses may not be the most effective means of providing incentives to Named Executive Officers to further the Company’s long-term goals. However, the Compensation Committee considers bonus levels in peer companies in its determination of base salary levels for Named Executive Officers to maintain reasonable market positioning. No cash bonuses were paid to Named Executive Officers in 2010.

Stock Ownership.  The Compensation Committee believes that it is in the Company’s best interest to encourage all employees, especially the Named Executive Officers, to increase their equity position in the Company to promote share ownership and further align employee and shareholder interests. While the Company does not have any policies requiring minimum stock ownership of its Named Executive Officers, directors or other employees, it does promote stock ownership through several means: restricted stock granted in lieu of cash salary, performance awards granted under the Long-Term Incentive Program, and a salary deferral program. As a group, the Named Executive Officers held Company stock worth approximately 11 times their 2010 aggregate cash compensation, and Mr. Emery holds Company stock worth approximately 18 times his 2010 cash compensation, in each case based on the closing price of the Company’s stock on March 2, 2011.

Awards under the Company’s stock ownership plans reflect the Company’s emphasis on managing a mature portfolio by providing incentives to all of its officers who direct their individual and collective efforts toward insuring the continued successful delivery of dividends to shareholders. The Compensation Committee also believes that increasing and broadening the officers’ ownership stake in the Company is an effective retention tool.

The Compensation Committee periodically reviews the Company’s stock plans and retains the authority to make changes to those plans as deemed necessary. The Company’s Long-Term Incentive Program, adopted pursuant to the 2007 Incentive Plan, is comprised of two distinct features under which the Company’s officers may be granted restricted shares of stock: the Salary Deferral Plan and the Performance Award Program.

Salary Deferral Plan.  Under the Salary Deferral Plan, officers may elect to defer up to 40% of their base salary in the form of shares of restricted stock. The number of shares can be increased through a Company match depending on the length of the vesting period selected by the officer. This program is designed to provide the Company’s officers with an incentive to remain with the Company long-term. In the event an officer voluntarily terminates employment or is terminated for cause from employment with the Company during the vesting period, both the shares purchased with deferred amounts and the shares received through the Company match are forfeited.

Performance Award Program.  The Long-Term Incentive Program provides the Compensation Committee a framework for providing performance awards under the 2007 Incentive Plan. All officers, including the Named Executive Officers, can receive restricted shares of stock based upon an analysis of the Company’s performance under a set of Board-defined criteria. The Company designates an amount each year to a memorandum account for each officer equal to 25% of the officer’s current year base compensation. Restricted shares are issued from the available balance in the memorandum account based on the Company’s performance and the officer must then continue to perform services for the Company over the course of a vesting period ranging from three to eight years in order for the restricted shares to vest. If the Compensation Committee determines that the Company has not sufficiently performed against the measurement criteria, no shares would be granted to the employees and the memorandum account balance continues to build up until such performance measures are met, if ever. The Compensation Committee may grant performance awards in excess of the memorandum account when exceptional performance is demonstrated. The memorandum account concept is used as a means of allocating awards among officers and to provide an incentive to officers. It does not represent a right to an award and no employee has a claim against the Company’s assets for amounts reflected in the memorandum accounts.

Performance targets are not set in advance. Rather, the criteria described below provide a set of guidelines through which the Compensation Committee uses its discretion to review the performance of the Company and the efforts of the officers in past periods. The Compensation Committee believes that this system allows it the benefit of taking into account all relevant information, including market forces and events outside the control of its officers.

Awards may be granted to each officer at the discretion of the Compensation Committee and are subject to such vesting periods and requirements as the Compensation Committee determines. Management of the Company may annually propose performance awards under the Long-Term Incentive Program to the Compensation Committee.

If management proposes performance awards under the Long-Term Incentive Program, the proposal is required to include the following: the aggregate size and amount of the awards; a schedule of officers that are proposed to participate and the allocation of awards by officer; and an analysis of the Company’s performance for the previous year. The Company’s performance is measured based on performance for the twelve-month period ended September 30 and any proposal must include an analysis of the following criteria:

•	Portfolio performance, which must include an evaluation of occupancy, net operating income (“NOI”) improvement and asset management;

•	Investment performance, which must include an evaluation of the portfolio suitability, accretive effect and long-term attributes of investments;

•	Cash flow performance, which must include an evaluation of the Company’s FAD and FAD per share, FFO and FFO per share, and cash flow from operations; and

•	Affordability, which must include an evaluation of the effects of the proposed awards on future earnings.

FFO, FAD and NOI are non-GAAP measures used by the Company as supplemental measures of performance because they provide an understanding of the operating performance of the Company’s properties without giving effect to certain non-cash items, primarily depreciation and amortization expense.

•	FFO represents net income (computed in accordance with accounting principles generally accepted in the United States), excluding gains on sales of real estate, plus real estate depreciation and amortization.

•	FAD represents net income (computed in accordance with accounting principles generally accepted in the United States), excluding gains on sales of real estate, plus total non-cash items included in cash flows from operating activities.

•	NOI is used to evaluate the operating performance of the Company’s properties. The Company defines NOI as total revenues, including tenant reimbursements and discontinued operations, less property operating expenses, which exclude depreciation and amortization, general and administrative expenses, impairments and interest expense.

In determining whether to grant performance awards under the Long-Term Incentive Program, the Compensation Committee considers management’s proposals and analysis and any and all other information that the Committee deems relevant to its determination. The Compensation Committee has the sole discretion to accept, reject or modify management’s proposed awards. The Compensation Committee also has the discretion to designate an aggregate amount of awards for a group of officers other than the Named Executive Officers, to be allocated to individual officers at the discretion of the Chief Executive Officer.

In November 2010, the Compensation Committee approved the grant of awards totaling approximately $1.4 million under the Long-Term Incentive Program to 30 of the Company’s officers. The awards were in the form of restricted shares, with vesting periods ranging from three to eight years. The Compensation Committee reviewed the measurement criteria referenced in the Long-Term Incentive Program and noted that, despite continued turmoil in the commercial banking sector, the impact of a severe and long-lasting recession, and the uncertainty in the healthcare and tax regulatory environment, the Company managed to acquire accretive, quality assets, begin construction on new on-campus facilities, increase rental rates, reduce rent-related receivables, reduce general and administrative expenses and strengthen its balance sheet.

In addition to the stock programs mentioned above, all employees meeting minimum service requirements, including the Company’s officers, are eligible to purchase shares pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Purchase Plan”). As further discussed under the heading “Grants of Plan-Based Awards” in the section entitled “EXECUTIVE COMPENSATION” beginning on page 26 of this Proxy Statement, each participant is granted an option on January 1 of each year to purchase up to $25,000 of the Company’s Common Stock under the Purchase Plan.

Termination and Change-in-Control Arrangements

Under the terms of the Company’s compensation plans and its employment agreements with the Named Executive Officers, the Named Executive Officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a change-in-control of the Company. The specific terms of these arrangements are discussed under the heading “Termination and Change in Control Arrangements with Named Executive Officers” under the section entitled “POST-EMPLOYMENT COMPENSATION” in this Proxy Statement beginning on page 30. In the case of the employment agreements, the terms of these arrangements were agreed to after arms-length negotiations with each Named Executive Officer. In considering the aggregate potential obligations of the Company in the context of the desirability to maintain the employment of these individuals, the Compensation Committee believes that these arrangements are appropriate under the Company’s current circumstances.

Perquisites

The Compensation Committee’s policy on the provision of executive perquisites with respect to the Named Executive Officers is to allow each of them to receive perquisites up to an amount equal to 10% of their annual base compensation. If the executive receives benefits that would otherwise be considered perquisites in excess of this amount (generally calculated based on the associated tax value), he is required to reimburse the Company the amount of such excess.

The Company provides its executive officers with perquisites that it believes are reasonable, competitive and consistent with the Company’s overall executive compensation program. The Company believes that such perquisites help the Company to retain its executive personnel and allows them to operate more effectively. These perquisites generally include:

Use of the Company’s aircraft for personal travel.  The Compensation Committee believes that allowing the Company’s Named Executive Officers to use the Company’s aircraft for personal travel provides the officers with significant convenience, safety, and security at a relatively low incremental cost to the Company.

Supplemental life and disability insurance.  The Company also offers to its Named Executive Officers an opportunity to purchase supplemental term life insurance and supplemental disability insurance at the Company’s expense.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer). Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Restricted stock issued under the 1993 and 2003 Employees Restricted Stock Incentive Plan and 2007 Incentive Plan and associated dividends do not qualify as performance-based compensation under Section 162(m) and therefore this compensation is subject to the deduction limit. Consequently, compensation expense in the amount of $1,360,936 in 2010 was not deductible. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in the Company’s federal income tax obligations. The Compensation Committee has not adopted a policy requiring all compensation to be deductible.

Retirement Benefits

The Company has an Executive Retirement Plan under which certain officers designated by the Compensation Committee may receive a specified percentage of the officer’s final average earnings. See the section entitled “POST-EMPLOYMENT COMPENSATION — Retirement Plan Potential Annual Payments and Benefits” beginning on page 30 of this Proxy Statement for details of the Executive Retirement Plan. The Company’s Chief Executive Officer is the only Named Executive Officer participating in this plan. The maximum annual benefit payable under the Executive Retirement Plan is $896,000, before periodic cost-of-living increases.

All Named Executive Officers are eligible to participate in the Company’s 401(k) plan, pursuant to which each participant may contribute up to the annual maximum allowed under IRS regulations ($16,500 for 2011). All eligible participants over the age of 50 may also contribute an additional $5,500 per year to the plan. The Company provides a matching contribution for the first three percent of base salary contributed to the plan, up to an annual maximum of $2,800 per employee.

Compensation of Non-Employee Directors

Compensation of non-employee directors is set by the Compensation Committee, based upon periodic peer reviews prepared by the Company.

Cash Compensation.  Each non-employee director receives an annual retainer and meeting fees, with chairpersons of Committees receiving additional annual retainers. See the section entitled “DIRECTOR COMPENSATION” beginning on page 33 of this Proxy Statement for a complete discussion of the cash compensation paid to non-employee directors.

Stock Awards.  The Company awards non-employee directors an annual grant of restricted shares of Company Common Stock. On May 19, 2010, each non-employee director received shares with a market value on the date of grant of $76,000. See the section entitled “DIRECTOR COMPENSATION” beginning on page 33 of this Proxy Statement for a complete discussion of the terms of the restricted shares granted to non-employee directors.

Retirement.  The Company had a retirement plan for outside directors under which eligible directors may receive, upon normal retirement, an annual payment for a period equal to the number of years of service as a director but not exceeding 15 years. This retirement plan was terminated in November 2009 and the plan benefits were paid out to directors in November 2010, except for Marliese E. Mooney, who received a payout of her plan benefits upon her retirement in May 2010. See the section entitled “DIRECTOR COMPENSATION” beginning on page 33 of this Proxy Statement for a complete discussion of the retirement compensation paid to non-employee directors.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Company management and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Edwin B. Morris III (Chairman)
Charles Raymond Fernandez, M.D.
John Knox Singleton

EXECUTIVE COMPENSATION

The following Summary Compensation Table reflects the total compensation of the Company’s Named Executive Officers for the three years ending December 31, 2010.

Summary Compensation Table

					Change in
					Pension
					Value and
					Nonqualified
					Deferred
			Stock	Option	Compensation	All Other
Name and Principal Position	Year	Salary(1)	Awards(2)	Awards(3)	Earnings(4)	Compensation(5)	Total

David R. Emery	2010	$1,359,600	$208,120	$7,007	$1,523,899	$137,315	$3,235,941
Chairman of the Board	2009	$959,711	$258,312	$8,246	$684,077	$100,922	$2,011,268
and Chief Executive Officer	2008	$809,426	$777,324	$5,727	$3,690,636	$88,984	$5,372,097
Scott W. Holmes	2010	$378,082	$696,764	$7,007	$0	$36,807	$1,118,720
Executive Vice President	2009	$328,221	$624,769	$8,246	$0	$18,472	$979,708
and Chief Financial Officer	2008	$330,631	$792,836	$5,727	$0	$—	$1,129,194
John M. Bryant, Jr.	2010	$463,383	$320,650	$7,007	$0	$12,753	$803,793
Executive Vice President	2009	$411,521	$219,128	$8,246	$0	$—	$638,895
and General Counsel	2008	$354,118	$481,442	$5,727	$0	$15,506	$856,793
B. Douglas Whitman, II	2010	$489,237	$169,604	$7,007	$0	$19,925	$685,773
Executive Vice President-	2009	$409,873	$115,289	$8,246	$0	$—	$533,408
Corporate Finance	2008	$350,109	$319,419	$5,727	$0	$—	$675,255

(1)	Salary is net of employee elective deferrals shown in Note 2 below.

(2)	Represents the grant date fair value of restricted shares of Common Stock received pursuant to the 2007 Incentive Plan which are described in the Grants of Plan-Based Awards section below. The shares will fully vest if the Named Executive Officers remain employees of the Company for the full vesting period or they are terminated for any reason other than for cause or in the event of voluntary termination of employment. See Note 12 to the Consolidated Financial Statements contained in the Company’s 2010 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards. The table below lists amounts included under the Stock Awards column that have been granted to the Named Executive Officers pursuant to the 2007 Incentive Plan:

		Salary Deferral Plan
		Employee	Company		Base	Optional
		Elective	Matching	Performance	Compensation	Deferral Plan	Total Stock
Name	Year	Deferral Amount	Amount(a)	Shares Award	Stock Award	Shares	Awards

David R. Emery	2010	$0	$0	$208,120	$0	$0	$208,120
	2009	$0	$0	$119,991	$138,321	$0	$258,312
	2008	$0	$0	$500,649	$276,675	$0	$777,324
Scott W. Holmes	2010	$246,951	$246,951	$173,247	$29,615	$0	$696,764
	2009	$218,814	$218,806	$119,151	$67,998	$0	$624,769
	2008	$141,699	$141,653	$373,470	$136,014	$0	$792,836
John M. Bryant, Jr.	2010	$80,589	$40,295	$115,192	$84,574	$0	$320,650
	2009	$45,725	$45,706	$69,514	$58,183	$0	$219,128
	2008	$39,346	$39,312	$286,447	$116,337	$0	$481,442
B. Douglas Whitman, II	2010	$0	$0	$96,554	$73,050	$0	$169,604
	2009	$0	$0	$60,581	$54,708	$0	$115,289
	2008	$0	$0	$215,129	$103,413	$877	$319,419

(a)	Determined based on the restriction multiples described on page 28 of this Proxy Statement.

(3)	Represents the grant date fair value of 27-month options granted annually to all employees under the Purchase Plan to purchase $25,000 of Common Stock. See Note 12 to the Consolidated Financial Statements contained in the Company’s 2010 Annual Report on Form 10-K for assumptions relevant to the valuation of the option awards.

(4)	In December 2008, the Company froze the maximum annual benefits payable under the Executive Retirement Plan at $896,000, plus periodic cost-of-living adjustments. Amounts in this column represent the increase in the present value of projected future pension plan benefit payments to Mr. Emery due to the increase in value attributable to interest, offset partially in the applicable years by the curtailment of the plan in 2008 and partial settlement payment of $2.3 million in 2009. Mr. Emery has not retired and it is uncertain when he will begin receiving benefits under the Executive Retirement Plan. As the amounts in this column are based on actuarial projections, actual amounts paid in the future under this plan could differ.

(5)	Includes other compensation, benefits and perquisites which in the aggregate exceed $10,000. The chart below illustrates amounts included in “All Other Compensation.”

		Personal	Additional
		Use of	Life/	De
		Company	Disability	Minimis	Total All Other
Name	Year	Airplane(a)	Insurance(b)	Items(c)	Compensation(d)

David R. Emery	2010	$120,340	$14,740	$2,235	$137,315
	2009	$82,762	$14,740	$3,420	$100,922
	2008	$72,324	$14,740	$1,920	$88,984
Scott W. Holmes	2010	$17,061	$19,806	$0	$36,867
	2009	$18,472	$0	$0	$18,472
	2008	$—	$0	$0	$—
John M. Bryant, Jr.	2010	$8,074	$1,879	$2,800	$12,753
	2009	$0	$—	$—	$—
	2008	$10,827	$1,879	$2,800	$15,506
B. Douglas Whitman, II	2010	$17,125	$0	$2,800	$19,925
	2009	$—	$0	$—	$—
	2008	$0	$0	$—	$—

(a)	Represents the total flight hours attributed to the Named Executive Officer’s personal use of the Company’s airplane, multiplied by the Company’s incremental cost rates for 2010, 2009 and 2008 of $2,125/hour, $2,083/hour and $1,969/hour, respectively.

(b)	Represents life and disability insurance policies paid on behalf of the Named Executive Officer.

(c)	Represents other benefit payments, such as amounts paid on behalf of the Named Executive Officer for tax preparation services and employer matching contributions on behalf of the Named Executive Officer pursuant to the Company’s 401(k) plan.

Grants of Plan-Based Awards

All of the Company’s officers, including the Named Executive Officers, are eligible to receive performance-based compensation under the 2007 Incentive Plan, under which shares of Common Stock may be granted. The Long-Term Incentive Program, adopted pursuant to the 2007 Incentive Plan, is comprised of two distinct programs, the Salary Deferral Plan and the Performance Award Program both of which are discussed on pages 21 and 22 of this Proxy Statement.

The following table supplements the Summary Compensation Table by providing more detailed disclosure of equity compensation received by the Named Executive Officers during 2010.

					All Other	All Other
					Stock	Option
		Estimated Future Payouts			Awards:	Awards:	Exercise
		under Equity			Number of	Number of	or Base
		Incentive Plan Awards			Shares of	Securities	Price of	Full Grant
			Target		Stock or	Underlying	Option	Date Fair
	Grant	Threshold	($) or	Maximum	Units (#)	Options	Awards	Value of
Name	Date	($) or (#)	(#)	($) or (#)	(1)	(#)(2)	($/Sh)(3)	Award

David R. Emery	1/2/10					1,164	$18.24	$7,007
	11/23/10				10,217			$208,120
Scott W. Holmes	1/2/10					1,164	$18.24	$7,007
	1/2/10				23,015			$493,902
	1/2/10				1,380			$29,615
	11/23/10				8,505			$173,247
John M. Bryant, Jr.	1/2/10					1,164	$18.24	$7,007
	1/2/10				5,633			$120,884
	1/2/10				3,941			$84,574
	11/23/10				5,655			$115,192
B. Douglas Whitman, II	1/2/10					1,164	$18.24	$7,007
	1/2/10				3,404			$73,050
	11/23/10				4,740			$96,554

(1)	The table below shows the number of restricted shares of Common Stock issued to the Named Executive Officers in 2010 pursuant to the 2007 Incentive Plan.

	Salary Deferral Plan
		Company		Base	Total
	Employee Elective	Matching	Performance	Compensation	Stock
Name	Deferral Shares	Shares(a)	Shares Award	Stock Award	Awards

David R. Emery	0	0	10,217	0	10,217
Scott W. Holmes	11,508	11,507	8,505	1,380	32,900
John M. Bryant, Jr.	3,755	1,878	5,655	3,941	15,229
B. Douglas Whitman, II	0	0	4,740	3,404	8,144

(a)	Determined based on the duration of the restricted period selected by the officer and in accordance with the restriction multiples described below.

(2)	Represents stock options granted during 2010 pursuant to the Purchase Plan.

(3)	Based on the closing price of $21.46 per share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2009. The exercise price will be the lesser of 85% of the grant price ($18.24 per share) or 85% of the market closing price on the date of exercise.

Pursuant to the Salary Deferral Plan, officers may elect to defer up to 40% of their base salary in the form of shares of restricted stock. The officer must elect his or her participation level and vesting period for the coming year by December 31 of the current year. The number of restricted shares granted in January of each year is determined based on the average closing market price of the Company’s Common Stock on the last ten trading days of the calendar year preceding the year in which the shares are issued. The number of shares granted may be increased by a multiple of the amount of cash deferred depending on the length of the vesting period selected by the officer. Each officer who makes this election will be awarded additional shares at no additional cost to the officer according to the following multiple-based formula:

Duration of Restriction Period	Restriction Multiple

3 years	1.3
5 years	1.5
8 years	2.0

By way of example, if an officer elected to defer salary that was equivalent in value to 1,000 shares of stock and the officer elected an 8-year vesting period, the officer would receive the original 1,000 shares plus an additional 1,000 shares for electing the 8-year vesting period, resulting in a total award of 2,000 shares. This program is designed to provide the Company’s officers with an incentive to remain with the Company long-term. The vesting period subjects the shares obtained by the cash deferral and the restriction multiple to the risk of forfeiture in the event an officer voluntarily terminates employment or is terminated for cause from employment with the Company. Accordingly, if an officer voluntarily leaves or is terminated for cause, that officer would lose all such shares that had not yet vested.

Eligible employees are also granted an option to purchase shares pursuant to the Purchase Plan. Each participant is granted an option in January of each year to purchase $25,000 of the Company’s Common Stock. The number of shares is determined by dividing $25,000 by the closing market price of the Company’s Common Stock on December 31 of the preceding year. Participants may purchase shares at a price equal to the lesser of (i) 85% of the grant price or (ii) 85% of the closing market price of the Company’s Common Stock on the purchase date. No option can be exercised for more than $25,000 of Common Stock for the life of the option. Each option expires 27 months after it is granted.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses the number of securities underlying options and the number and market-based value of restricted shares outstanding that have not vested as of December 31, 2010.

				Stock Awards
						Equity Incentive
						Plan Awards:
	Option Awards				Market	Market or Payout
	Number of			Number of	Value of	Value of
	Securities			Shares	Shares or	Unearned Shares,
	Underlying			or Units	Units of	Units or
	Unexercised	Option	Option	of Stock	Stock That	Other Rights
	Options (#)	Exercise	Expiration	That Have	Have Not	That Have Not
Name	Exercisable	Price	Date	Not Vested(1)	Vested(2)	Vested ($)

David R. Emery	1,164	$18.24	4/1/2012
	1,064	$19.96	4/1/2011
				838,886	$17,759,217
Scott W. Holmes	1,164	$18.24	4/1/2012
	1,064	$19.96	4/1/2011
				120,492	$2,550,816
John M. Bryant, Jr.	1,164	$18.24	4/1/2012
	1,064	$19.96	4/1/2011
				61,027	$1,291,942
B. Douglas Whitman, II	1,164	$18.24	4/1/2012
	1,064	$19.96	4/1/2011
				33,251	$703,924

(1)	Vesting dates generally range from 2011 to 2018.

(2)	Based on the closing price per share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2010 of $21.17.

Option Exercises and Stock Vested in 2010

During 2010, the Named Executive Officers did not exercise any options. Mr. Holmes had 409 shares of restricted stock vest.

POST-EMPLOYMENT COMPENSATION

Retirement Plan Potential Annual Payments and Benefits

The Company has an Executive Retirement Plan in which Mr. Emery has been designated to participate. The Executive Retirement Plan is an unfunded, defined benefit plan in that the amount of a retiree’s pension is calculated using compensation and years of service as an employee, rather than by the market value of the plan’s assets as in defined contribution plans.

Under the Executive Retirement Plan, an officer designated to participate by the Compensation Committee may receive upon normal retirement (defined to be when the officer reaches age 65 and has completed five years of service with the Company) an amount equal to 60% of the officer’s Final Average Annual Compensation, as defined below, plus 6% of Final Average Annual Compensation for each year of service (but not more than five years) after age 60, subject to a maximum annual amount of $896,000, before periodic cost-of-living increases. Plan benefits are reduced by certain other retirement benefits received by the officer, such as Social Security and the Company’s contributions to the participant’s 401(k) plan. “Final Average Annual Compensation,” calculated as the average of the officer’s highest three, not necessarily consecutive, years’ earnings, is based upon annual cash compensation, including deferrals (but not including incentive-based stock awards or cash bonuses for officers whose annual salary exceeds $200,000).

The annual pension benefits are to be paid in either a lump sum payment or monthly installments over a period not to exceed the greater of the life of the retired officer or his or her surviving spouse. Mr. Emery has agreed to receive his remaining retirement benefits under the Executive Retirement Plan in monthly installment payments, rather than in a lump sum.

The following table discloses the material terms and estimated benefits payable to Mr. Emery under the Company’s Executive Retirement Plan which is discussed in more detail in Note 11 to the Consolidated Financial Statements contained in the Company’s 2010 Annual Report on Form 10-K:

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

David R. Emery	Executive Retirement Plan	18	$13,609,267	$0

401(k) Plan

All eligible employees may participate and receive post-employment compensation under a 401(k) plan, pursuant to which each employee may contribute up to 45% of his or her salary, to an annual maximum allowed under IRS regulations ($16,500 for 2011). As these contributions are made by the employees out of their respective cash salaries, such contributions do not appear in the Summary Compensation Table as additional compensation for the Named Executive Officers. Additionally, participants in the 401(k) plan receive matching contributions from the Company of up to 3% of their salary, to an annual maximum of $2,800. Where applicable, the matching contributions are included in the All Other Compensation column of the Summary Compensation Table.

Termination and Change in Control Arrangements with Named Executive Officers

David R. Emery

Mr. Emery’s employment agreement, pursuant to which he serves as Chairman of the Board and Chief Executive Officer of the Company, has a one-year term that is automatically extended on January 1 of each year for an additional year. If Mr. Emery’s employment agreement is terminated for any reason other than for cause or upon Mr. Emery’s voluntary termination, he is entitled to receive his accrued unpaid salary, earned bonus, vested, released, granted, or reserved stock awards, vested deferred compensation and other benefits accrued through the date of termination. In addition, if a termination “not for cause” occurs, Mr. Emery will receive as severance compensation his base salary for a period of three years following the date of termination and an amount equal to twice his average annual bonus during the two years immediately preceding his termination. Subject to the limitations under Internal Revenue Code Section 409A, Mr. Emery may elect to receive a lump sum severance amount equal to the present value of such severance payments (using a discount rate equal to the 90-day Treasury bill interest rate in effect on the date of delivery of such election notice).

If a “change-in-control” (as defined in the employment agreement) occurs, Mr. Emery may terminate his agreement and receive his accrued base salary and other benefits described above through the remaining term of the agreement and an amount equal to three times his average annual bonus during the two years immediately preceding the termination. Mr. Emery would also receive as severance compensation his base salary for a period of five years following the date of termination and may elect to receive from the Company the present value of such payments as a lump sum severance payment (calculated as provided above), which may not be less than three times his base salary. In such event, Mr. Emery is entitled to receive a tax gross-up payment as compensation for any excise tax imposed by Section 280(g) of the Internal Revenue Code which would be required to be paid.

The Company may terminate Mr. Emery’s agreement for “cause,” which is defined to include acts of dishonesty on Mr. Emery’s part constituting a felony which has resulted in material injury to the Company and which is intended to result directly or indirectly in substantial gain or personal enrichment to Mr. Emery at the expense of the Company or Mr. Emery’s material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of Mr. Emery’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.

Mr. Emery’s agreement may also be terminated if Mr. Emery dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of Mr. Emery’s death or disability, Mr. Emery (or his estate) shall receive his unpaid salary, earned bonus, vested, released, granted or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if Mr. Emery becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

The Company has agreed to indemnify Mr. Emery for certain liabilities arising from actions taken within the scope of his employment. Mr. Emery’s employment agreement contains restrictive covenants pursuant to which Mr. Emery has agreed not to compete with the Company during the period of Mr. Emery’s employment and any period following termination of his employment during which he is receiving severance payments except in the event of a change-in-control of the Company.

Other Executive Officers

The Company’s other executive officers that were Named Executive Officers during 2010 — Scott W. Holmes, Executive Vice President and Chief Financial Officer; John M. Bryant, Jr., Executive Vice President and General Counsel; and B. Douglas Whitman, II, Executive Vice President — Corporate Finance — have employment agreements with the Company that have one-year terms that are automatically extended on January 1 of each year for an additional year. If an employment agreement is terminated for any reason other than for cause or upon the officer’s voluntary termination, he is entitled to receive his unpaid salary, earned bonus, vested, released, granted, or reserved stock awards, vested deferred compensation and other benefits through the date of termination. In addition, if a termination “not for cause” occurs, the officer will receive as severance compensation his base salary for a period of 18 months following the date of termination and an amount equal to twice his average annual bonus during the two years immediately preceding his termination.

If a “change-in-control” (as defined in the employment agreement) occurs, the officer may terminate his agreement and receive his accrued base salary and other benefits described above through the termination date, an amount equal to 1.5 times his base salary through the remaining term of the agreement, and an amount equal to two times his average annual bonus during the two years immediately preceding the termination. Each officer may elect to receive from the Company the present value of such payment (calculated in the same manner as for Mr. Emery) as a lump sum severance payment, which may not be less than 1.5 times the base salary. In such event, the officer is entitled to receive a tax gross-up payment as compensation for any excise tax imposed by Section 280(g) of the Internal Revenue Code which would be required to be paid.

The Company may terminate the officer’s agreement for “cause,” which is defined to include material, substantial and willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or the officer’s material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of the officer’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.

Each agreement may also be terminated if the officer dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of the officer’s death or disability, the officer (or his estate) shall receive his unpaid salary, earned bonus, vested, released, granted or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if the officer becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

The Company has agreed to indemnify each of the officers for certain liabilities arising from actions taken within the scope of his employment. Each employment agreement contains restrictive covenants pursuant to which such officer has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments except in the event of a change-in-control of the Company.

The tables below illustrate the compensation that would have been received by each of the Named Executive Officers assuming the officer had been terminated or had been eligible to retire and had elected to retire on December 31, 2010.

David R. Emery	Voluntary	Not for Cause	Change-in-	Death or
Chairman of Board and Chief Executive Officer	Termination	Termination	Control	Disability	Retirement

Cash Severance Benefit(1)	$0	$4,078,800	$6,798,000	$0	$0
Retirement Plan Benefits(2)	$0	$13,609,267	$13,609,267	$13,609,267	$13,609,267
Accelerated Vesting of Restricted Stock(3)	$0	$17,759,217	$17,759,217	$17,759,217	$17,759,217
Potential Excise Tax Gross-Up	$0	$0	$2,761,654	$0	$0

Total Value of Payments	$0	$35,447,284	$40,838,137	$31,368,484	$31,368,484

Scott W. Holmes	Voluntary	Not for Cause	Change-in-	Death or
Executive Vice President and Chief Financial Officer	Termination	Termination	Control	Disability	Retirement

Cash Severance Benefit(1)	$0	$937,500	$937,500	$0	$0
Retirement Plan Benefits(2)	$0	$4,200	$2,800	$0	$0
Accelerated Vesting of Restricted Stock(3)	$0	$2,550,816	$2,550,816	$2,550,816	$2,550,816
Potential Excise Tax Gross-Up	$0	$0	$244,186	$0	$0

Total Value of Payments	$0	$3,492,565	$3,735,351	$2,550,816	$2,550,816

John M. Bryant, Jr.	Voluntary	Not for Cause	Change-in-	Death or
Executive Vice President and General Counsel	Termination	Termination	Control	Disability	Retirement

Cash Severance Benefit(1)	$0	$815,958	$815,958	$0	$0
Retirement Plan Benefits(2)	$0	$4,200	$2,800	$0	$0
Accelerated Vesting of Restricted Stock(3)	$0	$1,291,942	$1,291,942	$1,291,942	$1,291,942
Potential Excise Tax Gross-Up	$0	$0	$147,553	$0	$0

Total Value of Payments	$0	$2,112,100	$2,258,253	$1,291,942	$1,291,942

B. Douglas Whitman, II	Voluntary	Not for Cause	Change-in-	Death or
Executive Vice President – Corporate Finance	Termination	Termination	Control	Disability	Retirement

Cash Severance Benefit(1)	$0	$733,856	$733,856	$0	$0
Retirement Plan Benefits(2)	$0	$4,200	$2,800	$0	$0
Accelerated Vesting of Restricted Stock(3)	$0	$603,578	$603,578	$603,578	$603,578
Potential Excise Tax Gross-Up	$0	$0	$93,620	$0	$0

Total Value of Payments	$0	$1,341,633	$1,433,854	$603,578	$603,578

(1)	Represents the base annual salary at December 31, 2010, payable in equal semi-monthly installments over a period of not less than eighteen and not longer than sixty months, as outlined in the sections above. In certain events, the officer would have the option of taking the payments in the form of a present valued lump sum.

(2)	In accordance with the Executive Retirement Plan, amount reflects the present value at December 31, 2010 of potential future annual benefit payments based upon Mr. Emery selecting early retirement. The amounts for the other officers relate to contributions under the Company’s 401(k) plan.

(3)	Based upon the closing price of a share of Company’s Common Stock on the New York Stock Exchange on December 31, 2010 of $21.17.

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for their services as directors. David R. Emery is the only employee director on the Company’s Board. Each non-employee director receives the following compensation from the Company:

•	An annual retainer of $24,000 (the chairpersons of the Audit Committee, the Compensation Committee and the Corporate Governance Committee receive additional annual retainers of $10,000, $8,000 and $6,000, respectively);

•	A meeting fee of $1,000 for each Board or committee meeting attended, including any telephonic meeting that lasts more than one hour; and

•	An annual grant of restricted shares of Company Common Stock with a market value of $76,000 on the grant date.

Stock Awards

Each non-employee director receives an automatic grant of restricted shares of the Company’s Common Stock at the conclusion of each annual meeting which are generally restricted for three years from the date of grant, though directors may elect to extend the vesting period beyond three years. During the restricted period, such shares are subject to forfeiture upon the occurrence of certain events. Restricted shares may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors shall have all rights as shareholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares. From the formation of the Company through January 31, 2011, the current non-employee directors received an aggregate of 137,253 restricted shares, of which 81,494 shares remain restricted.

Retirement Plan

In November 2009, the Company terminated the Company’s Retirement Plan for Outside Directors and lump sum payments totaling approximately $2.6 million in the aggregate were paid to non-employee directors in 2010.

Director Compensation Table

The following table sets forth the 2010 compensation for non-employee directors:

	Fees
	Earned or		Change in
	Paid in	Stock	Pension
Name	Cash	Awards	Value	Total

Batey M. Gresham, Jr.	$33,000	$71,574	$16,213	$120,787
Dan S. Wilford(1)	$38,000	$71,574	$11,372	$120,946
Charles Raymond Fernandez, M.D.	$33,000	$71,574	$16,213	$120,787
Errol L. Biggs, Ph.D.	$37,000	$71,574	$16,213	$124,787
Bruce D. Sullivan(1)	$43,000	$71,574	$9,088	$123,662
Marliese E. Mooney(2)	$16,000	$0	$16,213	$32,213
Edwin B. Morris III(1)	$41,000	$71,574	$20,845	$133,419
John Knox Singleton	$33,000	$71,574	$16,213	$120,787
Roger O. West(3)	$14,000	$71,574	$0	$85,574

(1)	Includes fees associated with chairing a Committee.

(2)	Ms. Mooney retired from the Board in May 2010.

(3)	Mr. West was elected to the Board in May 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted the following policy in connection with all related party transactions involving the Company.

Under this policy, no transaction between the Company and an officer, director or five percent stockholder (including any immediate family member or controlled entity) shall be allowed unless:

•	the Corporate Governance Committee has approved the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

•	the transaction is approved by the disinterested members of the Board of Directors; or

•	the transaction involves compensation approved by the Compensation Committee.

No such approval is necessary for:

•	transactions available to all employees generally; or

•	transactions involving less than $5,000 when aggregated with all similar transactions.

The Board of Directors has determined that the Corporate Governance Committee of the Board is best suited to review and approve related party transactions. Accordingly, at each calendar year’s first regularly scheduled Corporate Governance Committee meeting, management shall report any related party transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Corporate Governance Committee shall approve or disapprove such transactions and, at each subsequently scheduled meeting, management shall update the Corporate Governance Committee as to any material change to those proposed transactions or any new transactions.

The Board of Directors recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such opportunity may be consummated by a related party, such opportunity shall be presented to the Corporate Governance Committee for consideration.

All related party transactions shall be disclosed to the full Board of Directors. Related party transactions will be disclosed in the Company’s public filings in accordance with applicable federal securities law filings. The Company is not aware of any related party transactions that occurred in 2010.

Management shall assure that all related party transactions are approved in accordance with any requirements of the Company’s financing agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, the following directors served on the Compensation Committee of the Board of Directors: Edwin B. Morris III (chairman); Charles Raymond Fernandez, M.D.; and John Knox Singleton. There are no interlocks among the members of the Compensation Committee.

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 17, 2011: The Proxy Statement and the Company’s 2010 Annual Report to Shareholders are available at http://www.healthcarerealty.com/2011ProxyMaterials.htm.

Shareholder Proposals for 2012 Annual Meeting

Shareholder proposals intended to be presented at the 2012 annual meeting of shareholders must comply with the SEC’s proxy rules, be stated in writing and be received by the Company at its executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 not earlier than November 1, 2011 nor later than December 1, 2011, in order to be included in the Proxy Statement and proxy for that meeting. Additionally, the proxy for next year’s annual meeting will confer discretionary authority to vote on any shareholder proposal which the Company receives notice of later than the close of business on December 1, 2011.

Counting of Votes

All matters specified in this Proxy Statement will be voted on at the annual meeting by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares of Common Stock outstanding, the shares of Common Stock represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.

The inspectors of election will treat shares represented by proxies that reflect abstentions or broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes, however, do not constitute a vote “for” or “against” any matter, and thus will be disregarded in the calculation of a plurality or of “votes cast.”

Miscellaneous

The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. The Company has retained Alliance Advisors to aid in the solicitation. For its services, the Company will pay Alliance Advisors a fee of $5,000 and reimburse it for certain out-of-pocket disbursements and expenses. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

Management of the Company is not aware of any matter other than those described in this Proxy Statement which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

A copy of the Company’s Annual Report to Shareholders has been mailed to all shareholders entitled to notice of and to vote at this meeting.

HEALTHCARE REALTY TRUST INCORPORATED

David R. Emery
Chairman and Chief Executive Officer

March 30, 2011

COMMON STOCK PROXY
HEALTHCARE REALTY TRUST INCORPORATED
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 17, 2011: The Proxy Statement and the Company’s 2010 Annual Report to Shareholders are available at http://www.healthcarerealty.com/2011ProxyMaterials.htm.
     The undersigned hereby appoints B. Douglas Whitman, II and John M. Bryant, Jr., and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 17, 2011, at 10:00 a.m. (local time), and at any adjournment thereof.
This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election as directors of the nominees named below; (b) FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries; (c) FOR the resolution approving the compensation of the Company’s Named Executive Officers on a non-binding advisory basis; (d) FOR a triennial vote on executive compensation; and (e) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting. Pursuant to the rules of the New York Stock Exchange (“NYSE”), if a shareholder holds shares through an account with a bank, broker or other nominee and does not provide voting instructions in accordance with this Proxy Statement, such shares may not be voted by the nominee for the above items (a), (c), (d) and (e), in each case resulting in a broker non-vote.
1.	Election of Class 3 Directors:

	For	Withhold		For	Withhold		For	Withhold
01- David R. Emery	☐	☐	02- Batey M. Gresham, Jr.	☐	☐	03-Dan S. Wilford	☐	☐
(Continued and to be dated and signed on reverse side)

2.	Ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve the following resolution:

RESOLVED, that the shareholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To recommend, by non-binding advisory vote, the frequency of executive compensation votes on an annual (1 year), biennial (2 years) or triennial (3 years) basis.

☐ 1 YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

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Date:

Signature:

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.